Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2010 RESULTS
Raises 2011 Revenue and EPS Guidance
Repurchased 1.4 Million Shares of Common Stock in the 4th Quarter
Diluted Earnings per Share of $0.49 in the 4th Quarter, Including Charges of $0.22 per Diluted Share Related to Refinancing and the Financial Services Business

Plano, Texas, January 31, 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2010.
Fourth Quarter 2010 Results
Total revenues for the quarter ended December 31, 2010, were $677.1 million, an increase of $4.2 million from total revenues of $672.9 million for the same period in the prior year. This increase in revenues was primarily due to a $5.5 million increase in rentals and fees revenue driven by the RAC Acceptance business. Same store sales for the quarter ended December 31, 2010, excluding financial services revenue, were flat.
Net earnings and net earnings per diluted share for the three months ended December 31, 2010 were $31.9 million and $0.49, respectively, as compared to $43.7 million and $0.66, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the three months ended December 31, 2010 were impacted by the following significant items, as discussed below:
•	An $18.9 million pre-tax impairment charge, or approximately $0.19 per share, related to the discontinuation of the financial services business; and
•	A $3.1 million pre-tax financing expense, or approximately $0.03 per share, related to the repayment of $200.0 million of term loans under the Company’s senior secured credit facilities.
Collectively, these items reduced net earnings per diluted share by approximately $0.22 in the fourth quarter of 2010.
When excluding the items above, adjusted net earnings per diluted share for the three months ended December 31, 2010 were $0.71, as compared to net earnings per diluted share for the three months ended December 31, 2009 of $0.66, an increase of 7.6%.
“We had excellent results in the fourth quarter,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “In our core rent-to-own business, customer demand remained strong with our best gain in customer agreements in years and improvement in our margins with our continued focus on expense control,” Speese stated. “As to our growth initiatives, we accelerated the expansion of our RAC Acceptance business with the acquisition of 158 kiosk locations from The Rental Store and have more than doubled our expected 2011 kiosk openings. We also successfully entered the Mexico market with the opening of five stores during the fourth quarter. In addition to these growth initiatives, we anticipate expanding in Canada, testing other retail concepts and investing in technology in an effort to continue to improve the top line and drive additional efficiencies,” Speese concluded.

Year End December 31, 2010 Results
Total revenues for the twelve months ended December 31, 2010, were $2.732 billion, a decrease of $20.0 million from total revenues of $2.752 billion for the same period in the prior year. This decrease in revenues was attributable to the November 2009 divestiture of dPi Teleconnect, LLC, the Company’s subsidiary engaged in the prepaid telecommunications and energy business, which had contributed approximately $50.5 million in merchandise sales for the twelve months ended December 31, 2009. Same store sales for the twelve months ended December 31, 2010, excluding financial services revenue, decreased 0.4%.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2010 were $171.6 million and $2.60, respectively, as compared to $167.9 million and $2.52, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2010 were impacted by the following significant items, as discussed below:
•	An $18.9 million pre-tax impairment charge, or approximately $0.18 per share, related to the discontinuation of the financial services business; and
•	A $3.1 million pre-tax financing expense, or approximately $0.03 per share, related to the repayment of $200.0 million of term loans under the Company’s senior secured credit facilities.
Collectively, these items reduced net earnings per diluted share by approximately $0.21 for the twelve months ended December 31, 2010.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2009 included $4.9 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez matter as discussed below.
When excluding the items above, adjusted net earnings per diluted share for the twelve months ended December 31, 2010 were $2.81, as compared to adjusted net earnings per diluted share for the twelve months ended December 31, 2009 of $2.48, an increase of 13.3%.
“As a result of our strong operating results, we generated positive cash flow from operations of approximately $216.5 million for the twelve month period through December 31, 2010, while ending the quarter with approximately $70.7 million of cash on hand,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “This significant cash flow enabled us to return value to our stockholders with our first ever dividend of $0.06 per share in the third quarter and our second dividend of $0.06 per share in the fourth quarter, as well as repurchase 3.6 million shares of our common stock,” Davis stated. “In addition, we enhanced our capital structure and extended our debt repayment schedules with the offering of $300 million of senior unsecured notes due 2020. We used $200 million of the net proceeds from the offering to repay term loans under the Company’s existing senior secured credit facility and the remaining net proceeds will continue to be used to repurchase shares of the Company’s common stock,” Davis concluded.
During the twelve month period ended December 31, 2010, the Company repurchased 3,585,495 shares of its common stock for approximately $84.6 million in cash under its common stock repurchase program. In the fourth quarter, the Company repurchased 1,403,993 shares of its common stock for approximately $38.7 million in cash. To date, the Company has repurchased a total of 23,470,345 shares and has utilized approximately $551.2 million of the $800.0 million authorized by its Board of Directors since the inception of the plan.

2010 Significant Items
Financial Services Charge. On October 25, 2010, the Company announced that, in connection with the analysis of available growth initiatives, the Company was exploring strategic alternatives with respect to the financial services business, including the possible sale or divestiture of such business. As of December 31, 2010, the Company has sold a majority of the customer accounts at approximately 214 financial services store locations, and closed six financial services store locations in Montana as a result of state law changes enacted in the November general election. Since December 31, 2010, the Company has sold a majority of the customer accounts at approximately 66 financial services store locations.
During the fourth quarter of 2010, the Company recorded a pre-tax impairment charge of approximately $18.9 million related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations relate primarily to fixed asset disposals, loan write-downs, and other miscellaneous items. This impairment charge reduced diluted earnings per share in the fourth quarter of 2010 by approximately $0.19 and for the twelve month period ended December 31, 2010 by approximately $0.18.
Senior Credit Facility Financing Expense. During the fourth quarter of 2010, the Company recorded a pre-tax expense of approximately $3.1 million to write off the unamortized financing costs related to the repayment of $200.0 million of term loans under the Company’s existing senior secured credit facilities. This financing expense reduced diluted earnings per share in both the fourth quarter of 2010 and for the twelve month period ended December 31, 2010 by approximately $0.03.
2009 Significant Item
Hilda Perez Matter. In connection with the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey, the Company previously recorded a pre-tax credit in the amount of $3.0 million in the first quarter of 2009 and a pre-tax credit in the amount of $1.9 million in the second quarter of 2009 to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. Through the twelve month period ended December 31, 2009, the total pre-tax credit of approximately $4.9 million increased net earnings per diluted share by approximately $0.04.
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Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 1, 2011, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada, Mexico and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, future dividends, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after January 31, 2011.
FIRST QUARTER 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $745 million to $765 million.

•	Store rental and fee revenues are expected to be between $615 million and $627 million.

•	Total store revenues are expected to be in the range of $736 million to $756 million.

•	Same store sales are expected to be in the range of 1.5% to 2.5%.

•	The Company expects to open approximately 10 domestic rent-to-own store locations.

•	The Company expects to add approximately 100 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 5 rent-to-own locations in Mexico.
Expenses
•	The Company expects cost of rental and fees to be between 22.7% and 23.1% of store rental and fee revenue and cost of merchandise sold to be between 69.5% and 74.5% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 53.0% to 54.5% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.5% of total revenue.

•	Net interest expense is expected to be approximately $10 million and depreciation of property assets is expected to be approximately $16 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.82 to $0.88.

•	Diluted shares outstanding are estimated to be between 64.0 million and 65.0 million.
FISCAL 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.868 billion and $2.928 billion.

•	Store rental and fee revenues are expected to be between $2.477 billion and $2.527 billion.

•	Total store revenues are expected to be in the range of $2.835 billion and $2.895 billion.

•	Same store sales are expected to be in the range of 1.5% to 2.5%.

•	The Company expects to add approximately 25 domestic rent-to-own store locations.

•	The Company expects to add 275 to 325 domestic RAC Acceptance kiosks.

•	The Company expects to open 40 to 75 rent-to-own locations in Mexico.

•	The Company expects to open 10 to 20 rent-to-own locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 22.8% and 23.4% of store rental and fee revenue and cost of merchandise sold to be between 74.5% and 78.5% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 55.5% to 57.0% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.5% of total revenue.

•	Net interest expense is expected to be approximately $33 million and depreciation of property assets is expected to be in the range of $61 million to $66 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.90 to $3.10.

•	Diluted shares outstanding are estimated to be between 64.0 million and 65.0 million.

Store Activity

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico
Twelve Months Ended December 31, 2010

Stores at beginning of period	2,950	82	39	18	—
New store openings	26	160	3	—	5
Acquired stores remaining open	3	158	—	—	—
Closed stores
Merged with existing stores	26	1	—	—	—
Sold or closed with no surviving store	10	15	—	—	—

Stores at end of period	2,943	384	42	18	5

Acquired stores closed and accounts merged with existing stores	14	—	—	—	—

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico
Three Months Ended December 31, 2010

Stores at beginning of period	2,942	153	41	18	—
New store openings	8	75	1	—	5
Acquired stores remaining open	1	158	—	—	—
Closed stores
Merged with existing stores	8	1	—	—	—
Sold or closed with no surviving store	—	1	—	—	—

Stores at end of period	2,943	384	42	18	5

Acquired stores closed and accounts merged with existing stores	1	—	—	—	—

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; future dividends; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of material litigation; our ability to successfully manage the strategic alternatives process with respect to our financial services business and the results therefrom; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended December 31,
	2010	2010		2009
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP		(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)		Earnings)

Total Revenue	$677,090	$677,090		$672,913
Operating Profit	81,781	62,842	(1)	74,582
Net Earnings	45,620	31,854	(1)(2)	43,694
Diluted Earnings per Common Share	$0.71	$0.49	(1)(2)	$0.66
Adjusted EBITDA	$98,173	$98,173		$90,598

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$73,482	$51,443		$70,082
Add back:
Impairment Charge	—	18,939		—
Finance Charges from Refinancing	—	3,100		—
Interest Expense, net	8,299	8,299		4,500
Depreciation of Property Assets	16,258	16,258		15,601
Amortization and Write-down of Intangibles	134	134		415

Adjusted EBITDA	$98,173	$98,173		$90,598

	Twelve Months Ended December 31,
	2010	2010		2009	2009
	Before	After		Before	After
	Significant Items	Significant Items		Significant Items	Significant Items
	(Non-GAAP	(GAAP		(Non-GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)		Earnings)	Earnings)

Total Revenue	$2,731,632	$2,731,632		$2,751,956	$2,751,956
Operating Profit	322,708	303,769	(1)	291,455	296,324	(3)
Net Earnings	185,408	171,642	(1)(2)	164,823	167,855	(3)
Diluted Earnings per Common Share	$2.81	$2.60	(1)(2)	$2.48	$2.52	(3)
Adjusted EBITDA	$389,372	$389,372		$360,086	$360,086

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$296,796	$274,757		$265,501	$270,370
Add back:
Litigation Expense (Credit)	—	—		—	(4,869)
Impairment Charge	—	18,939		—	—
Finance Charges from Refinancing	—	3,100		—	—
Interest Expense, net	25,912	25,912		25,954	25,954
Depreciation of Property Assets	63,410	63,410		65,788	65,788
Amortization and Write-down of Intangibles	3,254	3,254		2,843	2,843

Adjusted EBITDA	$389,372	$389,372		$360,086	$360,086

(1)	Includes the effects of an $18.9 million pre-tax impairment charge in the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge reduced diluted earnings per share by approximately $0.19 for the fourth quarter of 2010 and approximately $0.18 for the twelve month period ended December 31, 2010.

(2)	Includes the effects of a $3.1 million pre-tax financing expense in the fourth quarter of 2010 related to the write-off of unamortized financing costs. The expense reduced diluted earnings per share by approximately $0.03 in both the fourth quarter of 2010 and the twelve month period ended December 31, 2010.

(3)	Includes the effects of $4.9 million pre-tax litigation credit in the first and second quarter of 2009 related to the Hilda Perez matter. The litigation credits increased diluted earnings per share by approximately $0.04 for the twelve months ended December 31, 2009.

SELECTED BALANCE SHEET HIGHLIGHTS

	December 31,
Selected Balance Sheet Data: (in Thousands of Dollars)	2010	2009
Cash and Cash Equivalents	$70,727	$101,803
Receivables, net	53,890	63,439
Prepaid Expenses and Other Assets	170,713	50,680
Rental Merchandise, net
On Rent	655,248	589,066
Held for Rent	181,606	160,932
Total Assets	$2,688,331	$2,443,997

Senior Debt	$401,114	$711,158
Senior Notes	300,000	—
Total Liabilities	1,334,532	1,196,483
Stockholders’ Equity	$1,353,799	$1,247,514

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,
	2010	2009
(In thousands of dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$589,106	$583,650
Merchandise Sales	43,549	49,805
Installment Sales	18,594	15,336
Other	16,270	15,783

	667,519	664,574
Franchise Revenue
Franchise Merchandise Sales	8,420	7,193
Royalty Income and Fees	1,151	1,146

Total Revenue	677,090	672,913

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	131,777	131,740
Cost of Merchandise Sold	34,912	37,729
Cost of Installment Sales	7,367	5,486
Salaries and Other Expenses	381,504	380,083
Franchise Cost of Merchandise Sold	8,040	6,833

	563,600	561,871

General and Administrative Expenses	31,575	36,045
Amortization and Write-down of Intangibles	134	415
Impairment Charge	18,939	—

Total Operating Expenses	614,248	598,331

Operating Profit	62,842	74,582

Finance Charges from Refinancing	3,100	—
Interest Expense	8,547	4,648
Interest Income	(248)	(148)

Earnings before Income Taxes	51,443	70,082

Income Tax Expense	19,589	26,388

NET EARNINGS	$31,854	$43,694

BASIC WEIGHTED AVERAGE SHARES	63,678	65,844

BASIC EARNINGS PER COMMON SHARE	$0.50	$0.66

DILUTED WEIGHTED AVERAGE SHARES	64,575	66,433

DILUTED EARNINGS PER COMMON SHARE	$0.49	$0.66

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Twelve Months Ended December 31,
	2010	2009
(In thousands of dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$2,335,496	$2,346,849
Merchandise Sales	220,329	261,631
Installment Sales	63,833	53,035
Other	76,542	57,601

	2,696,200	2,719,116
Franchise Revenue
Franchise Merchandise Sales	30,575	28,065
Royalty Income and Fees	4,857	4,775

Total Revenue	2,731,632	2,751,956

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	519,282	530,018
Cost of Merchandise Sold	164,133	188,433
Cost of Installment Sales	23,303	18,687
Salaries and Other Expenses	1,543,391	1,556,074
Franchise Cost of Merchandise Sold	29,242	26,820

	2,279,351	2,320,032

General and Administrative Expenses	126,319	137,626
Amortization and Write-down of Intangibles	3,254	2,843
Litigation Expense (Credit)	—	(4,869)
Impairment Charge	18,939	—

Total Operating Expenses	2,427,863	2,455,632

Operating Profit	303,769	296,324

Finance Charges from Refinancing	3,100	—
Interest Expense	26,766	26,791
Interest Income	(854)	(837)

Earnings before Income Taxes	274,757	270,370

Income Tax Expense	103,115	102,515

NET EARNINGS	$171,642	$167,855

BASIC WEIGHTED AVERAGE SHARES	65,104	65,986

BASIC EARNINGS PER COMMON SHARE	$2.64	$2.54

DILUTED WEIGHTED AVERAGE SHARES	65,903	66,567

DILUTED EARNINGS PER COMMON SHARE	$2.60	$2.52